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EXHIBIT 99.3

        CATERPILLAR FINANCIAL SERVICES CORPORATION

Offer to Exchange
$366,291,000 aggregate principal amount of
Medium-Term Notes, Series H, 1.931% Notes due 2021
(the "original notes")
(CUSIP Nos. 14913CAA8 and 14913FAA1)
for
$366,291,000 aggregate principal amount of
Medium-Term Notes, Series H, 1.931% Notes due 2021
(the "exchange notes")
(CUSIP No. 14912L7D7)
that have been registered under the Securities Act of 1933, as amended (the "Securities Act")

PURSUANT TO THE PROSPECTUS DATED                , 2016

                    , 2016

To Brokers, Dealers, Commercial
Banks, Trust Companies and
Other Nominees:

        Caterpillar Financial Services Corporation (the "Company") is offering to exchange, upon the terms and subject to the conditions described in the prospectus, dated                , 2016 (the "prospectus"), and the letter of transmittal (the "letter of transmittal"), all of its original notes (CUSIP Nos. 14913CAA8 and 14913FAA1) for a like principal amount of our exchange notes (CUSIP No. 14912L7D7) that have been registered under the Securities Act (the "exchange offer"). The exchange notes will have terms identical in all material respects to the original notes, except that the exchange notes will not contain transfer restrictions or be subject to registration rights or additional interest provisions.

        The exchange offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of September 26, 2016, by and among the Company and the dealer managers named therein with respect to the original notes. Exchange notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

        We are requesting that you contact your clients for whom you hold original notes regarding the exchange offer. For your information and for forwarding to your clients for whom you hold original notes registered in your name or in the name of your nominee, or who hold original notes registered in their own names, we are enclosing the following documents:

          1.     The prospectus, dated                , 2016;

          2.     The letter of transmittal for your use and for the information of your clients including Form W-9; and

          3.     A form of letter which may be sent to your clients for whose account you hold original notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the exchange offer.

        Your prompt action is requested. The exchange offer will expire at 11:59 p.m., New York City time, on                , 2016, unless extended by the Company ("the expiration date"). Any original notes tendered pursuant to the exchange offer may be withdrawn at any time before the expiration date.

        Pursuant to the letter of transmittal, each holder of original notes will represent to the Company that:

  •
  such holder is not an affiliate of the Company;

  •
  such holder is not a broker-dealer tendering original notes acquired in exchange for securities acquired directly from the Company for its own account; or if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market making or other trading activities, that such holder will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes;

  •
  the original notes being exchanged have been, and any exchange notes to be received by such holder will be, acquired in the ordinary course of its business; and

  •
  at the time of the exchange offer, such holder has no arrangement or understanding with any person to participate in, and is not engaged in and does not intend to engage in, the distribution, within the meaning of the Securities Act, of the exchange notes in violation of provisions of the Securities Act.

        The enclosed letter to clients contains an authorization by the holders of the original notes for you to make the foregoing representations.

        If any holder wishes to participate in the exchange offer and such holder's original notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee through The Depository Trust Company ("DTC"), the holder may do so through the automated tender offer program of DTC. By participating in the exchange offer, tendering holders will agree to be bound by the letter of transmittal as though such holder had signed the letter of transmittal.

        The Company will not pay any fee or commission to any broker or dealer or to any other person (other than the exchange agent for the exchange offer). The Company will pay all transfer taxes, if any, applicable to the exchange of original notes pursuant to the exchange offer, on the transfer of original notes to it, except as otherwise provided in instruction 5 of the enclosed letter of transmittal. The Company may reimburse brokers, dealers, commercial banks, trust companies and other nominees for their reasonable out-of-pocket expenses incurred in forwarding copies of the prospectus, letter of transmittal and related documents to the beneficial owners of the original notes and in handling or forwarding tenders for exchange.

        To participate in the exchange offer, a duly executed and properly completed letter of transmittal (or manually executed facsimile thereof), with any required signature guarantees and any other required documents, should be sent to U.S. Bank Trust National Association, the exchange agent for the original notes, all in accordance with the instructions set forth in the letter of transmittal and the prospectus.

        Any inquiries you may have with respect to the exchange offer, or requests for additional copies of the enclosed materials should be directed to the exchange agent at its address and telephone number set forth on the front of the letter of transmittal.

Very truly yours,

CATERPILLAR FINANCIAL SERVICES CORPORATION

        Nothing herein or in the enclosed documents shall constitute you or any other person as an agent of the Company or the exchange agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the exchange offer, except for statements expressly made in the prospectus or the letter of transmittal.

Enclosures

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  EXHIBIT 99.3